Exhibit 99.1

PRO-PHARMACEUTICALS CLOSES $325,000 TRANCHE

Newton, MA (December 10, 2009) Pro-Pharmaceuticals, Inc. (OTCBB: PRWP) (the “Company”), today announced that it has closed a $325,000 tranche of a private placement of up to $6.0 million with 10X Fund, L.P., which is purchasing unregistered Series B convertible preferred stock and warrants. This tranche brings the total raised to date from the 10X Fund to approximately $4.4 million.

At the closing, which occurred on December 8, 2009, the Company issued and sold 162,500 shares of Series B-2 preferred stock convertible into 650,000 shares of common stock, a Class A-1 and a Class A-2 warrant each exercisable to purchase 325,000 shares of common stock and a Class B warrant exercisable to purchase 1,300,000 shares of common stock, for a gross purchase price of $325,000. Net proceeds were approximately $310,000.

The Company expects to use the proceeds from the financing for commercialization development of its lead compound DAVANAT®, as well as for general corporate purposes.

The Series B Preferred Stock, the Class A-1 Warrants, the Class A-2 Warrants and the Class B Warrants, including the common stock underlying the Series B Preferred Stock and warrants, have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About DAVANAT® and Galectin Therapeutics

DAVANAT®, the Company’s lead product candidate, a carbohydrate polymer, targets Galectin receptors that are over-expressed on cancer cells. Peer reviewed studies have demonstrated that Galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis, tumor metastasis and give the tumor the ability to evade the immune system. To date, DAVANAT® has been administered to approximately 100 cancer patients. Data from a Phase II trial for end-stage colorectal cancer patients showed that DAVANAT® in combination with 5-FU extended median survival to 6.7 months with significantly reduced side effects, as compared to 4.6 months for best standard of care as determined by the patients’ physicians. These clinical trials also showed that patients experienced fewer serious adverse side effects of the chemotherapy and required less hospitalization.

Pro-Pharmaceuticals, Inc.

Pro-Pharmaceuticals, OTCBB: PRWP, is engaged in the discovery, development and commercialization of carbohydrate compounds therapeutics that target Galectin receptors for advanced treatment of cancer and fibrosis. Initially, the product pipeline is focused on increasing the efficacy and decreasing the toxicity of chemotherapy drugs. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; and uncertainties as to the results of the financing. More information about those risks and uncertainties is contained in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.

DAVANAT is a registered trademark of Pro-Pharmaceuticals.